November 16, 2009

Contact:  Emily Madison
(713) 975-7600

MAXXAM REPORTS RESULTS FOR THIRD QUARTER 2009 AND FIRST NINE MONTHS OF 2009

HOUSTON, Texas (November 16, 2009) - MAXXAM Inc. (NYSE Amex: MXM) reported a net loss of $8.5 million, or $1.86 per share loss for the third quarter of 2009, compared to a net loss of $65.4 million, or $14.34 per share loss, for the same period of 2008.  Consolidated sales for the three months ended September 30, 2009 were $18.2 million as compared to $23.7 million for the same period in 2008.  Real estate revenues of $7.4 million for the three months ended September 30, 2009 were approximately $1.0 million less than the prior year period primarily due to lower resort revenues at the Company’s Palmas del Mar resort operations in Puerto Rico and lower levels of deferred profit recognition.  Racing revenues of $10.8 million for the three months ended September 30, 2009 were approximately $2.2 million less than the same period in the prior year, primarily as a result of holding fewer concerts at Sam Houston Race Park.  Additionally, in the three months ended September 30, 2008, there was a non-recurring sales transaction  related to the Company’s former lumber operations (that generated revenues of $2.4 million).  The Company’s results for the three and nine months ended September 30, 2008 were negatively impacted by a $52.3 million provision for federal income taxes reflecting the utilization of deferred tax assets resulting from recording the effects of the reorganization of The Pacific Lumber Company (Palco) in the its 2008 U.S. federal income tax return.

Operating losses were $5.2 million in the third quarter of 2009 reflecting continued operating losses at the Company’s subsidiaries.  Operating losses of $8.2 million in the third quarter of 2008 include an $8.1 million charge for defense costs related to two lawsuits (that settled in 2009) and a $4.4 million benefit related to stock-based compensation.

For the first nine months of 2009, MAXXAM reported a net loss of $31.2 million, or $6.84 per share loss, compared to a net loss of $92.0 million, or $19.39 per share loss, for the same period of 2008.  Consolidated sales for the nine months ended September 30, 2009, declined $16.2 million, as compared to the same period in the prior year.  Real estate sales of $22.2 million, as compared to $26.9 million in the same period in the prior year, reflect the absence of any sales of real estate parcels or lots in 2009, lower resort revenues at the Company’s Palmas del Mar resort operations and lower levels of deferred revenue recognition.  Racing sales of $30.3 million, as compared to $36.5 million in the same period in the prior year, reflect the impacts of Hurricane Ike, which led to the cancellation of live racing that was scheduled in the first quarter of 2009 and lower concert revenues at Sam Houston Race Park.  The Company’s net loss for the nine months ended September 30, 2009 also reflects an aggregate $4.1 million impairment charge related to the Company’s investment in a California real estate venture and includes an aggregate of $4.5 million of insurance recoveries related to the damage at Sam Houston Race Park caused by Hurricane Ike.

REAL ESTATE OPERATIONS

There have been no sales of real estate parcels or lots since June 2008.  Real estate sales for the three months ended September 30, 2009 were $7.4 million, as compared to $8.3 million in the prior year period, reflecting revenues from the Company’s commercial lease properties and resort operations.  The lack of sales of real estate parcels or lots reflects the effects of the continuing economic recessions in Puerto Rico and in the United States and limited demand for real estate in Puerto Rico and Arizona.  Additionally, there has also been a steady decline in resort revenues at the Company’s Palmas development attributable to lower member spending and a high member attrition rate, reflecting the impact of the economic recession in Puerto Rico.

Operating results for real estate operations improved from operating losses of $0.4 million for the three months ended September 30, 2008 to operating losses of $0.2 million for the three months ended September 30, 2009.  This overall $0.2 million improvement reflects the impact of cost reduction initiatives, among other things.

RACING OPERATIONS

Total sales for racing operations for the third quarter of 2009 were $10.8 million, as compared to $13.0 million in the prior year period. The $2.2 million decrease was primarily the result of a substantial reduction in the number of concerts held at Sam Houston Race Park compared to the previous year.  Racing operations’ operating losses were $2.2 million for the three months ended September 30, 2009, as compared to $3.9 million for the three months ended September 30, 2008.  The three months ended September 30, 2008 include a write-off of $1.3 million of property damaged by Hurricane Ike.

CORPORATE AND OTHER

The Corporate segment’s operating losses represent general and administrative expenses that are not specifically attributable to the Company’s operating segments and include stock-based compensation expense.  The Corporate segment’s total operating losses were $2.8 million in the third quarter of 2009, as compared to $3.5 million for the same period of 2008.  The Corporate segment’s operating loss for the third quarter of 2008 include an $8.1 million charge for defense costs related to the two lawsuits (that settled in 2009) and a $4.4 million benefit related to stock-based compensation.

OTHER MATTERS

Prior to the issuance of this press release, MAXXAM filed its third quarter report on Form 10-Q with the Securities and Exchange Commission.  The Notes to Financial Statements and other sections of the Form 10-Q discuss, among other things, factors impacting the Company’s liquidity, the status of material uncertainties related to the Palco Bankruptcy Case and a proposed 1-for-250 reverse stock split.

Factors Impacting the Company’s Liquidity

Sales by the Company’s real estate subsidiaries have fallen off dramatically since 2005.  In 2005 and 2006, the Company’s real estate operations realized substantial revenues related to sales at the Company’s Fountain Hills (located near Phoenix, Arizona), Mirada (located in California) and Palmas real estate developments. Commencing in 2007 and continuing through 2008 and into 2009, there have been significant declines in real estate demand in areas where the Company operates, due primarily to general economic recessions in Puerto Rico and in the United States.  Property sales revenues fell from $147.6 million for the year ended December 31, 2005 to $6.0 million for the year ended December 31, 2008, and the Company has had no property sales at all since June of 2008.  There has also been a steady decline in resort revenues at the Company’s Palmas development attributable to lower member spending and a high member attrition rate, reflecting the impact of the economic recession in Puerto Rico.  Moreover, the Company does not foresee any near term recovery for its real estate business, particularly since the Company’s real estate developments are primarily second home or seasonal home communities in Phoenix, Arizona and Puerto Rico and those markets are expected to be slow to recover.

As to the Company’s racing operations, the Company has tried to increase revenues through its longstanding pursuit of Texas gaming legislation favorable to the Company.  However, such gaming legislation failed to pass in the regular biennial session of the Texas Legislature that ended in May 2009, and was not considered in the subsequently called special session.  While the Company intends to continue pursuing favorable Texas gaming legislation, there is no way for the Company to predict if such legislation will ever be enacted.

Significant amounts of cash have been required in recent periods to support the operating and capital needs of the Company’s subsidiaries and to defend the Company against two lawsuits related to the Company’s former forest products subsidiaries (which were settled in the first half of 2009).  The Company’s unrestricted cash, cash equivalents and marketable securities balance declined from $63.6 million at December 31, 2008 to $29.7 million at September 30, 2009.  The Company anticipates that it will continue to experience negative cash flows and declining liquidity in future periods.  In addition, the Company has material uncertainties as a result of the Bankruptcy Cases (described below).

The Company believes that its cash and other resources will be sufficient to fund its working capital requirements for the next twelve months.  However, due to existing market conditions, there are uncertainties with respect to future liquidity, accordingly, the Company remains focused on reducing costs.  The Company has implemented cost reduction initiatives and is continuing efforts to reduce overhead and discretionary spending, as appropriate.  The Company has also explored alternative ways to increase cash, such as marketing its commercial lease properties and seeking capital partners for some of its projects.  To date, these efforts have not been successful.

Palco Bankruptcy and Potential Impact on the Company

In January 2007,  the Company’s wholly owned subsidiary, The Pacific Lumber Company (Palco) and Palco’s subsidiaries (together, the Debtors) filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.  As a result, the Company deconsolidated the Debtors’ financial results beginning January 19, 2007, and began reporting its investment in the Debtors using the cost method.

On July 30, 2008, the MRC/Marathon Plan, a plan of reorganization filed by Palco’s principal creditor and a third party and approved by the Bankruptcy Court, was consummated.  Consummation of the MRC/Marathon Plan resulted in the loss entirely of the Company’s indirect equity interests in Palco and its subsidiaries, including Scotia Pacific Company LLC (Scopac); however, various parties have appealed approval of the MRC/Marathon Plan to the Fifth Circuit.  On September 29, 2009, the Fifth Circuit issued a ruling that reversed certain liability releases of plan proponents that were part of the MRC/Marathon Plan, remanded one matter to the Bankruptcy Court for further consideration, and otherwise rejected the appeal; the ruling had no impact on the Settlement Agreement.  On October 13, 2009, various creditor groups filed a petition with the Fifth Circuit for a rehearing with the panel of judges that originally heard the appeal and a petition for a rehearing before the entire Fifth Circuit.  On October 29, 2009, the Fifth Circuit denied these petitions.  As a result of the continuing uncertainties surrounding the ultimate resolution of the Bankruptcy Cases, the Company has not reversed any portion of its investment in the Debtors.  The Company expects it will reverse all or a significant portion of its investment in the Debtors during the period in which the Bankruptcy Cases are ultimately resolved.  The reversal of the Company’s losses in excess of its investment in the Debtors would have a material impact on stockholders’ deficit (i.e. it would result in a substantial increase to stockholders’ equity).  The Company cannot predict when the Bankruptcy Cases will ultimately be resolved.

The ultimate resolution of the Bankruptcy Cases could result in claims against and could have adverse impacts on MAXXAM Parent and its affiliates.  It is possible that the Fifth Circuit ruling described above could result in the unwinding of the MRC/Marathon Plan Fifth Circuit.  If that were to occur, the Company would be required to return the $2.25 million of cash consideration it received when the MRC/Marathon Plan was consummated, MGI would be obligated for certain tax liabilities and assumption by Palco’s successor of the Palco Pension Plan would no longer be effective, among other things.  The estimated unfunded termination obligation attributable to the Palco Pension Plan as of September 30, 2009, was approximately $33.0 million based upon annuity placement interest rate assumptions as of such date.

In addition to the foregoing matters, the consummation of the MRC/Marathon Plan resulted in the utilization of a substantial portion of the Company’s net operating losses and other tax attributes for federal income tax purposes.  The Company recorded the estimated tax impacts of the MRC/Marathon Plan in its 2008 federal income tax return and in its 2008 statement of operations.  The income tax accounts as of September 30, 2009 and December 31, 2008, include the estimated tax impacts of the MRC/Marathon Plan.  It is possible the Company’s estimates could change materially in the future should facts and circumstances change.

Proposed Reverse Stock Split

As part of its overall cost reduction efforts, the Company is seeking to eliminate over $1.5 million per year of cash expenses, currently incurred on a recurring basis in complying with SEC reporting and related requirements, by reducing the number of record holders of the Company’s Common Stock to below 300 through a proposed 1-for-250 reverse stock split.  If the reverse stock split is consummated, the Company would purchase an estimated 160,000 shares (approximately 3.5%) of its outstanding Common Stock and an estimated 2,100 shares (approximately 0.3%) of its outstanding Class A Preferred Stock.  The Company estimates the total funds required to consummate the reverse stock split, including expenses, will be $2.4 million (excluding any costs arising from litigation related to the reverse stock split).  The Company intends to fund the reverse stock split using cash and cash equivalents on hand.  The final costs may be higher or lower than this estimate.

Common Stock Purchases

As previously announced in prior earnings statements and disclosed in public filings, MAXXAM may from time to time purchase shares of its Common Stock on national exchanges or in privately negotiated transactions.

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that due to various factors, actual results may vary materially from those expressed or implied in the forward-looking statements.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)

Sales:
Real estate	$7.4	$8.3	$22.2	$26.9
Racing	10.8	13.0	30.3	36.5
Corporate	-	2.4	-	5.3
	18.2	23.7	52.5	68.7

Cost and expenses:
Cost of sales and operations:
Real estate	3.2	3.7	9.7	12.9
Racing	10.5	12.7	29.8	34.4
Corporate	-	1.0	-	5.1
Selling, general and administrative expenses	7.1	10.4	21.3	26.7
Depreciation, depletion and amortization	2.6	4.1	7.6	10.0
Proceeds on involuntary conversion and net insurance recoveries	-	-	(4.5)	-
Settlement of Wilson actions	-	-	4.0	-
	23.4	31.9	67.9	89.1

Operating income (loss):
Real estate	(0.2)	(0.4)	0.1	(3.3)
Racing	(2.2)	(3.9)	(2.4)	(7.4)
Corporate	(2.8)	(3.5)	(13.1)	(8.3)
Forest products	-	(0.4)	-	(1.4)
	(5.2)	(8.2)	(15.4)	(20.4)

Other income (expense):
Investment, interest and other income (expense), net	0.9	(0.6)	(3.3)	(6.4)
Interest expense	(3.9)	(4.0)	(11.8)	(12.1)
Amortization of deferred financing costs	(0.2)	(0.2)	(0.5)	(0.5)
Loss before income taxes	(8.4)	(13.0)	(31.0)	(39.4)
Provision for income taxes	(0.1)	(52.4)	(0.2)	(52.6)
Net loss	$(8.5)	$(65.4)	$(31.2)	$(92.0)

Basic net loss per common and common equivalent share	$(1.86)	$(14.34)	$(6.84)	$(19.39)

Diluted net loss per common and common equivalent share	$(1.86)	$(14.34)	$(6.84)	$(19.39)

Weighted average shares outstanding - Basic and Diluted	4,559,637	4,561,237	4,559,637	4,744,398